SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities (collectively,
"Federated") and various
Federated-sponsored mutual funds
 (Funds) have been named as
defendants in several class action
lawsuits now pending in the
United States District Court
 for the District of Maryland.
 The lawsuits were
purportedly filed on behalf
of people who purchased, owned
and/or redeemed shares of
 certain Funds
during specified periods beginning
 November 1, 1998. The suits
are generally similar in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and
late trading in
concert with certain institutional
 traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
 admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these cases.
 Any settlement would have to be
approved by the Court.
     Federated entities have also
been named as defendants in
several additional lawsuits that
are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
 lawsuits have
been consolidated into a single
 action alleging excessive advisory
 fees involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds in
each of the lawsuits described in
the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
 none of the Funds remains a defendant in any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The
potential impact of these lawsuits,
all of which seek monetary damages,
 attorneys' fees and expenses,
and future potential similar suits
is uncertain. Although we do not
believe that these lawsuits will have a
material adverse effect on the Funds,
there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or other
adverse consequences for the
Funds.